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                                                                    EXHIBIT 99.1

            TWO OF THREE COMBUSTION TURBINES MEET OPERATIONAL SCHEDULE AT TENASKA'S HEARD COUNTY FACILITY

For Immediate Release: June 7, 2001

Franklin, Ga./Omaha, Neb.--Tenaska Georgia Partners, L.P. announced today that two of its three turbines went into commercial operation on schedule at its peaking generation facility in Heard County, Georgia. The third turbine sustained damage while testing and is expected to achieve commercial operation in early fall.

The 936-MW Tenaska Georgia Generating Station, located southwest of Atlanta, near Franklin, is being constructed in two phases. The first phase, consisting of three General Electric (GE) natural gas, simple-cycle combustion turbines, began construction in 2000, with completion scheduled for June of this year. The second phase, with three additional turbines, is under construction and is scheduled to come on-line in 2001.

Tenaska Georgia Partners has a long-term contract with PECO Energy Company to purchase the entire output of the plant. PECO is currently fulfilling its contractual obligations and is purchasing the output from the two combustion turbines that have achieved commercial operation.

The third combustion turbine did not achieve commercial operation as scheduled due to a problem in the compressor section of the combustion turbine. Repairs are currently underway at GE's repair facility in Houston, Texas. Given the initial estimates on the time necessary to complete the repairs, the current expectation is that the combustion turbine will be available for commissioning in early September 2001.

General Electric and Zachry Construction Corporation, the Engineering, Procurement and Construction (EPC) contractor, are currently working to determine the cause of the damage to the combustion turbine. Any financial impact to Tenaska Georgia Partners is expected be covered with construction contingency funds.

Tenaska Georgia Partners, L.P. was formed by Tenaska, Inc., an energy development company headquartered in Omaha, Nebraska, to construct, lease and operate the plant. Partners include affiliates of Tenaska and Diamond Generating Corp. Tenaska affiliates serve as the managing partner and the operator.